EXHIBIT 5.1

November 12, 2014

Iron Mountain REIT, Inc.

One Federal Street

Boston, Massachusetts  02110

Ladies and Gentlemen:

We are rendering this opinion in connection with the filing of a Registration Statement Form S-4 (File No. 333-197819), as amended (the “Registration Statement”), by Iron Mountain REIT, Inc., a Delaware corporation (the “Company”), to register up to 220,000,000 shares of common stock of the Company, par value $.01 per share (the “Registered Shares”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to be issued pursuant to an Agreement and Plan of Merger, dated as of November 12, 2014, by and between the Company and Iron Mountain Incorporated, a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and included as Annex A therein.

In connection with this opinion letter, we have examined and relied upon a copy of the Registration Statement, the Company’s Certificate of Incorporation as presently in effect and originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions expressed herein.  In rendering such opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies, which facts we have not independently verified.  As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

Based on and subject to the foregoing, we are of the opinion that the Registered Shares have been duly authorized and, when issued in accordance with the Merger Agreement as described in the Registration Statement, the Registered Shares will be validly issued, fully paid and nonassessable by the Company.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect).

Iron Mountain REIT, Inc.

November 12, 2014

This opinion is rendered to you in connection with the filing of the Registration Statement.  This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (i) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (ii) this opinion may be relied upon by purchasers and holders of the Registered Securities currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP